EXHIBIT 99

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666 FAX: 440/632-1700

www.middlefieldbank.com

PRESS RELEASE

Contact:	James R. Heslop, 2nd

Executive Vice President/Chief Operating Officer

(440) 632-1666 Ext. 3219

jheslop@middlefieldbank.com

Middlefield Banc Corp. Reports Record Earnings Performance for 2011

MIDDLEFIELD, OHIO, February 7, 2012 ¿¿¿¿ Middlefield Banc Corp. (OTCQB: MBCN), parent of The Middlefield Banking Company and Emerald Bank, today reported financial results for the fourth quarter and full year ended December 31, 2011.

Net Income for the fourth quarter was $1,329,000, an increase of 91.5% from the $694,000 reported for the fourth quarter of 2010. For the twelve months of 2011 net income totaled $4,130,000, a 64.1% increase from net income of $2,517,000 for the year ended December 31, 2010. Other notable results for the year include:

•	Total assets increased $22.4 million, or 3.5%, from December 31, 2010.

•	Net interest income in a year-to-year comparison grew $2.9 million or 16.1%.

•	Total deposits stood at $581.0 million, an increase of 2.8% from year-end 2010.

•	Net loans grew $28.3 million during the year, ending up 7.7%.

•	Efficiency ratio improved to 62.5% from 66.7% during 2011.

•	Diluted earnings per common share for the year were $2.45, up 53.1% from 2010’s $1.60 per share.

Annualized returns on average equity (“ROE”) and average assets (“ROA”) for the quarter were 12.33% and 0.81%, respectively, compared with 6.80% and 0.43% for the fourth quarter of 2010. ROE and ROA were 10.24% and 0.65%, respectively, for the twelve-month period of 2011. Comparable results for the 2010 twelve-month period were 6.44% and 0.41%, respectively.

“We are pleased to report record earnings during 2011. The $4.1 million of net income for the year is indicative of our continued focus on maintaining the financial strength of our company, which is a fundamental key to all we do,” stated Thomas G. Caldwell, President and Chief Executive Officer, “We have seen continued improvement in our net interest margin and our efficiency ratio. The success that we experienced during 2011 is a direct result of the efforts of the entire team at Middlefield Banc Corp.”

“Looking forward, the core of our company is strong. We are confident of our abilities to address the three primary threats expected for the near-term, being a continued sluggish economy, historically low interest rates, and increased regulatory costs, especially those associated with increased compliance regulations,” continued Caldwell. “Despite these challenges, we will continue to remain focused on delivering excellent customer service, increasing value to our shareholders, and operating our company under safe and sound banking principles.”

Net Interest Income

Net interest income for the fourth quarter of 2011 increased $654,000, or 13.4%, to $5,546,000 compared to $4,892,000 in the fourth quarter of 2010. The net interest margin increased 26 basis points to 3.73% compared to the 3.47% reported for the year-ago quarter. Net interest income for the year 2011 increased by $2,926,000, or 16.1%, to $21,075,000 compared to the $18,149,000 for the full year of 2010. The net interest margin for 2011 stood at 3.65%, a 24 basis point increase from the 3.41% reported for 2010.

The improvement in net interest income was driven by an increase in loans outstanding and deliberate pricing strategies to lower deposit funding costs. While market pressures contributed to a 27 basis point decrease in yield on earning assets during 2011, the company’s cost of interest bearing liabilities dropped 52 basis points.

Non-Interest Income and Operating Expenses

Non-interest income declined for both the three and twelve month periods. The comparative decreases on deposit service charges of $250,000 and $272,000, for the respective three and twelve month periods, are driven by the implementation of new governmental regulations. These rules limit a bank’s ability to charge fees for the payment of overdrafts for debit and ATM card transactions. The company also experienced a loss of $173,000 during 2011 related to the sale of certain investment securities. This loss was directly related to the re-positioning of the securities portfolio to a lower level of private label mortgage-backed securities.

Operating expenses decreased by 1.0%, or $37,000 for the quarter while increasing $738,000, or 5.0% for 2011 over comparable periods of 2010. Expense increases in salaries and employee benefits were directly related to the growth of the company. In addition to normal wage increases and an increase in health insurance costs, the company increased staffing levels in loan administration, credit analysis, and special assets. Data processing costs were lower for both the three and twelve-month periods. During 2010 the company entered into a new contractual agreement for the provision of core processing, which resulted in lowering overall cost. Other cost increases during 2011 were tied to the company’s efforts to reduce its inventory of other real estate owned and to the maintenance of those properties, as well as general collection expenses.

Balance Sheet

The company’s total assets ended 2011 at $654.6 million, an increase of 3.5% over the $632.2 million in total assets reported at December 31, 2010. Net loans at December 31, 2011, were $394.6 million, up $28.3 million, or 7.7%, over the $366.3 million reported at December 31, 2010. Total deposits at year-end 2011 were $581.0 million, or 2.8% greater than the deposit level of $565.3 million at December 31, 2010. The investment portfolio, which is entirely classified as available for sale, stood at $194.0 million at December 31, 2011. This figure represented a decline in balances in that portfolio of $7.8 million from the prior year-end.

Asset Quality

The provision for loan losses for the three month period ended December 31, 2011 was $600,000, compared to the $1,225,000 posted for the fourth quarter of 2010. For the year ended December 31, 2011, the provision was $3,085,000, while that for the full year 2010 was $3,580,000. “When considering the continued economic malaise, we believe it to be prudent to continue a high level of provision to address potential credit quality issues,” said Donald L. Stacy, Chief Financial Officer of Middlefield Banc Corp. “We have also increased staffing levels with a keenly focused directive to improve asset quality performance metrics, which have continued to be elevated above our historical performance.”

The loan loss provision, which has significantly outpaced loan charge-offs, has strengthened the allowance for loan losses. The ratio of the allowance for loan losses to total loans increased to 1.70% of total loans at December 31, 2011 compared to the 1.67% reported at December 31, 2010.

Shareholders’ Equity

Tangible book value per share increased from $21.03 per share at December 31, 2010 to $24.23 per share at December 31, 2011. The increase is the result of net income and mark-to-market adjustments in investment securities, offset by cash dividends paid to shareholders. During 2011, the company paid cash dividends of $1.04 per share, which equaled the amount paid in 2010.

Middlefield Banc Corp., headquartered in Middlefield, Ohio, is a multi-bank holding company with total assets of $654.6 million. The company’s lead bank, The Middlefield Banking Company, operates full service banking centers and a LPL Financial brokerage office serving Chardon, Cortland, Garrettsville, Mantua, Middlefield, Newbury, and Orwell. The company also serves the central Ohio market through its Emerald Bank subsidiary, with offices in Dublin and Westerville, Ohio. Additional information is available at www.middlefieldbank.com and www.emeraldbank.com

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

December 31, 2011 and December 31, 2010

	September 30,	September 30,
	(unaudited)
	December 31,	December 31,
Balance Sheet (period end)	2011	2010
(Dollar amounts in thousands)

Assets
Cash and due from banks	$16,235	$10,473
Federal funds sold	18,660	20,162
Interest-bearing deposits in other institutions	0	0

Cash and cash equivalents	34,895	30,635
Investment securities available for sale	193,977	201,772
Loans:	401,375	372,498
Less: allowance for loan losses	6,819	6,221

Net loans	394,556	366,277
Premises and equipment	8,264	8,179
Goodwill	4,559	4,559
Bank-owned life insurance	8,257	7,979
Accrued interest receivable and other assets	10,043	12,796

Total Assets	$654,551	$632,197

	December 31,	December 31,
	2011	2010

Liabilities and Stockholders’ Equity
Non-interest bearing demand deposits	$63,348	$53,391
Interest bearing demand deposits	55,853	48,869
Money market accounts	75,621	71,105
Savings deposits	167,207	146,993
Time deposits	218,933	244,893

Total Deposits	580,962	565,251
Short-term borrowings	7,392	7,632
Other borrowings	16,831	19,321
Other liabilities	2,113	1,971

Total Liabilities	607,298	594,175

Common equity	31,240	28,429
Retained earnings	18,206	15,840
Accumulated other comprehensive income	4,541	487
Treasury stock	(6,734)	(6,734)

Total Stockholders’ Equity	47,253	38,022

Total Liabilities and Stockholders’ Equity	$654,551	$632,197

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

December 31, 2011 and December 31, 2010

(Dollar amounts in thousands)

	September 30,	September 30,	September 30,	September 30,
	(unaudited)		(unaudited)
	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
Income Statement	2011	2010	2011	2010
INTEREST INCOME
Interest and fees on loans	$5,599	$5,363	$21,854	$21,084
Interest-bearing deposits in other institutions	6	5	14	15
Federal funds sold	(1)	14	12	52
Investment securities
Taxable interest	1,030	1,353	4,862	5,185
Tax-exempt interest	759	709	2,883	2,650
Dividends on stock	26	26	102	108

Total interest income	7,419	7,470	29,727	29,094
INTEREST EXPENSE
Deposits	1,590	2,255	7,467	9,504
Short term borrowings	58	63	235	249
Other borrowings	87	122	400	642
Trust preferred securities	138	138	550	550

Total interest expense	1,873	2,578	8,652	10,945

NET INTEREST INCOME	5,546	4,892	21,075	18,149
Provision for loan losses	600	1,225	3,085	3,580

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,946	3,667	17,990	14,569

NONINTEREST INCOME
Service charges on deposits	213	463	1,512	1,784
Net securities gains (losses)	(157)	(34)	(173)	11
Earnings on bank-owned life insurance	69	69	278	273
Other income	133	136	620	555

Total non-interest income	258	634	2,237	2,623

NONINTEREST EXPENSE
Salaries and employee benefits	1,845	1,644	7,233	6,411
Occupancy expense	216	229	953	946
Equipment expense	68	68	556	626
Data processing costs	178	168	693	743
Ohio state franchise tax	110	(56)	461	348
Federal deposit insurance expense	293	577	966	1,166
Professional fees	223	188	800	678
Loss on sale of other real estate owned	(1)	33	497	783
Other operating expense	666	784	3,342	3,062

Total non-interest expense	3,598	3,635	15,501	14,763

Income before income taxes	1,606	666	4,726	2,429
Provision (benefit) for income taxes	277	(28)	596	(88)

NET INCOME	$1,329	$694	$4,130	$2,517

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

December 31, 2011 and December 31, 2010

	September 30,	September 30,	September 30,	September 30,
	(unaudited)		(unaudited)
	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Per common share data
Net income per common share—basic	$0.76	$0.44	$2.45	$1.60
Net income per common share—diluted	$0.76	$0.44	$2.45	$1.60
Dividends declared	$0.26	$0.26	$1.04	$1.04
Book value per share (period end)	$26.81	$23.90	$26.81	$23.90
Tangible book value per share (period end)	$24.23	$21.03	$24.23	$21.03
Dividend payout ratio	34.46%	59.28%	42.71%	65.04%
Average shares outstanding—basic	1,756,157	1,585,454	1,683,052	1,575,213
Average shares outstanding—diluted	1,756,157	1,585,454	1,683,052	1,575,821
Period ending shares outstanding	1,762,338	1,591,023	1,762,338	1,591,023

Selected ratios
Return on average assets	0.81%	0.43%	0.65%	0.41%
Return on average equity	12.33%	6.80%	10.24%	6.44%
Yield on earning assets	4.90%	5.17%	5.05%	5.32%
Cost of interest bearing liabilities	1.34%	1.88%	1.58%	2.11%
Net interest spread	3.56%	3.29%	3.47%	3.22%
Net interest margin	3.73%	3.47%	3.65%	3.41%
Efficiency (1)	58.08%	61.69%	62.51%	66.69%
Equity to assets at period end	7.27%	6.01%	7.27%	6.01%

(1)	The efficiency ratio is calculated by dividing non-interest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus non-interest income.

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

December 31, 2011 and December 31, 2010

(Dollar amounts in thousands)

	September 30,	September 30,
	December 31,	December 31,
Asset quality data	2011	2010
(Dollar amounts in thousands)

Non-accrual loans	$16,804	$18,399
Troubled debt restructuring	7,423	1,587
90 day past due and accruing	319	—

Non-performing loans	24,546	19,986
Other real estate owned	2,196	2,302

Non-performing assets	$26,742	$22,288

Allowance for loan losses	$6,819	$6,221
Allowance for loan losses/total loans	1.70%	1.67%
Net charge-offs:
Quarter-to-date	$1,355	$975
Year-to-date	2,487	2,296
Net charge-offs to average loans
Quarter-to-date	0.34%	0.26%
Year-to-date	0.65%	0.63%
Non-performing loans/total loans	6.12%	5.37%
Allowance for loan losses/non-performing loans	27.78%	31.13%
Non-performing assets/total assets	4.09%	3.53%

	September 30,	September 30,
	December 31,	December 31,
Loans	2011	2010
(Dollar amounts in thousands)

Commercial and industrial	$59,185	$57,501
Real estate—construction	21,545	15,845
Real estate—mortgage
Residential	207,634	209,863
Commercial	108,502	84,304
Consumer installment	4,509	4,985

Total Loans	$401,375	$372,498